Exhibit 99.1

Eileen M. Connolly          Richard D. Sewell, Jr.      Stephen J. Easley
AT&T                        Dobson Communications       American Cellular
908-221-6731 (office)       405-529-8674 (office)       202-508-6619 (office)
888-602-5417 (pager)


FOR RELEASE:  WEDNESDAY, OCTOBER 6, 1999


           AT&T AND DOBSON COMMUNICATIONS FORM JOINT VENTURE TO
                         PURCHASE AMERICAN CELLULAR


NEW YORK, OKLAHOMA CITY & WASHINGTON - AT&T and Dobson Communications Corporation announced today the signing of a definitive agreement to acquire American Cellular Corporation through a newly created joint venture for $2.32 billion.

Dobson will be responsible for day-to-day management of the joint venture, which will be equally owned and jointly controlled by Dobson and AT&T.
The acquisition will be funded with non-recourse bank debt by the joint venture and cash equity contributions of up to approximately $370 million each from the two partners.

The boards of AT&T, Dobson and American Cellular have approved the transaction. The companies expect the merger to close in the first quarter of 2000. The merger is subject to the approval of American Cellular's shareholders and federal regulatory agencies and to certain other conditions.

American Cellular has markets in New York, Wisconsin, Minnesota, Michigan, Kentucky, Tennessee, West Virginia, Ohio, Pennsylvania and Illinois. American Cellular covers a population base of 4.9 million people and had approximately 398,000 subscribers as of September 30, 1999. Its markets are operated under the Cellular One trade name.

"We are excited to extend our excellent strategic relationship with AT&T,"
said Dobson Chairman and CEO Everett R. Dobson.   "Together we have formed
an experienced team to acquire one of the largest and fastest growing independent rural cellular operators in the U.S. This acquisition will increase our managed pops from 5.9 million to 10.8 million and increase our wireless operations from eleven states to seventeen states.

"This acquisition continues our rural cellular expansion in markets that are strategically important for our partner and other significant wireless operators. We will continue to provide high quality service and are committed to increasing the customer base in these new markets," Dobson said.

Dan Hesse, President and Chief Executive Officer of AT&T Wireless
Services, added, "AT&T is delighted to expand its relationship with Dobson, a proven rural operator and a member of the TDMA family.

"This transaction accomplishes two of AT&T's strategic objectives. First, to continue to extend our wireless footprint and technology and provide the highest quality service and features across the U.S.; and second, to use partnerships or affiliations to leverage AT&T's capital and marketing capabilities to the greatest extent possible," Hesse said.

"American was built on a commitment to superior wireless communications and exceptional customer service," said Stephen Easley, Vice President for
External Affairs of American Cellular Corporation.   "We are proud to be
entering into a transaction where our customers, vendors and employees will have an ongoing relationship with such respected leaders in the industry."

Lehman Brothers and Toronto Dominion Securities advised the Dobson and AT&T joint venture. American Cellular was advised by Merrill Lynch & Co.

Dobson Communications Corporation is a leading provider of rural cellular telephone services, employing approximately 1,000 employees in its wireless operations, headquartered in Oklahoma City, Oklahoma. Through its subsidiaries, the Company has wireless operations in eleven states located throughout the United States. Dobson Communications may be found on the World Wide Web at http://www.dobson.net.

AT&T is one of the world's premier communications and information services company, serving more than 90 million customers, including consumers, businesses and government. It runs the world's largest, most sophisticated communications network and is a leading provider of long-distance and wireless services. AT&T operates in more than 200 countries and territories around the world.

EDITORS NOTE:  Dobson Communications will host a financial analyst
conference call at 11:30 a.m. Eastern time today.   Callers should dial
1-800-406-5345 and enter access code 798347. An audio rebroadcast of the conference call will be available until October 11. To listen to the rebroadcast, callers can dial 719-457-0820 and then enter the access code 798347.

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